                   AMENDMENT NO. 3 TO
      AMENDED AND RESTATED PARTICIPATION AGREEMENT

The Amended and Restated Participation Agreement ("Agreement") dated August 1, 2007 by and among GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the "Trust"), GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor"), and COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY, a Massachusetts life insurance company (the "Company"), is hereby amended effective February 11, 2011, as follows:

1. Schedule 1 of the Participation Agreement is hereby deleted in its entirety and replaced with the Schedule 1 attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and behalf by its duly authorized officer on date specified below.

                  GOLDMAN SACHS VARIABLE INSURANCE TRUST
                  (Trust)
Date: 1/26/11     By: /s/ James McNamara
                  ----------------------
                  Name: James McNamara
                  Title: Managing Director

                  GOLDMAN, SACHS & CO.
                  (Distributor)
Date: 1/26/11     By: /s/ James McNamara
                  ----------------------
                  Name: James McNamara
                  Title: Managing Director

                  COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                  (Company)
Date: 1/14/11     By: /s/ Joel Volcy
                  ----------------------
                  Name: Joel Volcy
                  Title: Senior Vice President and Chief Operations Officer

                                  SCHEDULE 1
                    SEPARATE ACCOUNTS AND VARIABLE PRODUCTS
                          VARIABLE ANNUITY PRODUCTS

SEPARATE ACCOUNT                        PRODUCT NAME               1933 ACT #   1940 ACT #
-----------------------     ------------------------------------  -----------  ------------
Separate Account VA-K       ExecAnnuity Plus/                        33-39702      811-6293
                             Allmerica Advantage
Separate Account VA-K       Delaware Medallion I, II and III         33-44830      811-6293
Separate Account VA-K       Delaware Golden Medallion               333-81281      811-6293
Separate Account VA-K       Directed Advisory Solutions             333-90543      811-6293
                             (Agency No-Load/ Fund Quest)
Separate Account VA-K       Value Generation (Annuity Scout)        333-87099      811-6293
Separate Account VA-K       Immediate Advantage                     333-81861      811-6293
Separate Account VA-K       Agency C-Shares (Premier Choice)        333-38274      811-6293

Select Separate Account     Select Resource                          33-47216      811-6632
Select Separate Account     Select Charter                          333-63093      811-6632
Select Separate Account     Select Reward                           333-78245      811-6632
Select Separate Account     Select Acclaim                          333-92115      811-6632
Separate Account VA-A       VA Annuity                            2-53206 (NQ)    811-01497
                                                                  2-53205 (Q)
Separate Account VA-B       VA Annuity                                2-53203     811-02559
Separate Account VA-C       VA Annuity                                2-53204     811-02558
Separate Account VA-G       VA Annuity                                2-86439     811-03842
Separate Account VA-H       VA Annuity                                2-86440     811-03841

Commonwealth Annuity        Preferred Plus                         333-141019     811-22024
 Separate Account A

Commonwealth Annuity        Advantage TV                           333-141045     811-22024
 Separate Account A

Commonwealth Annuity        Horizon                                333-157121     811-22024
 Separate Account A

Separate Account VA-P       Pioneer Vision                           33-85916      811-8848
Separate Account VA-P       Pioneer C-Vision                        333-64831      811-8848
Separate Account VA-P       Pioneer XtraVision                      333-81017      811-8848

                 AMENDMENT TO PARTICIPATION AGREEMENT

The Participation Agreement ("Agreement") dated January 2, 2006 by and among GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the "Trust"), GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor"), and FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, a Massachusetts life insurance company (the "Company"), is hereby amended effective September 1, 2010, as follows:

1. Schedules 1 through 4 of the Participation Agreement are hereby deleted in their entirety and replaced with the Schedules 1 through 4 attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and behalf by its duly authorized officer on the date specified below.


                  GOLDMAN SACHS VARIABLE INSURANCE TRUST
                  (Trust)
Date: 8/12/10     By: /s/ James McNamara
                  ----------------------
                  Name: James McNamara
                  Title: Managing Director


                  GOLDMAN, SACHS & CO.
                  (Distributor)
Date: 8/12/10     By: /s/ James McNamara
                  ----------------------
                  Name: James McNamara
                  Title: Managing Director

                  FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                  (Company)
Date: 8/11/10     By: /s/ Michael A. Reardon
                  --------------------------
                  Name: Michael A. Reardon
                  Title: President and CEO

                                                  SCHEDULE 1
                              REGISTERED SEPARATE ACCOUNTS AND VARIABLE PRODUCTS

                                                    LIFE

PRODUCT                                SEPARATE ACCOUNT      COMPANY    1933 ACT   1940 ACT
-------                           ------------------------   -------   ---------  ---------
VEL II ('93)                      VEL II Account              FAFLIC    33-71056   811-8130
Group VEL (Standard)              Group VEL Account           FAFLIC   333-06383   811-7663
Inheiritage/Select Inheiritage    Inheiritage Account         FAFLIC    33-74184   811-8304
Allmerica Select Life II          Allmerica Select Separate   FAFLIC   333-62639   811-8987
 (Select VEL)                      Account II
SPVL (a/k/a VEL III and Agency    Separate Account SPVL       FAFLIC   333-45914  811-10133
 SPVL)
SPL II                            Separate Account SPVL       FAFLIC   333-84310  811-10133



                                                    ANNUITY

PRODUCT                                SEPARATE ACCOUNT      COMPANY    1933 ACT    1940 ACT
-------                           ------------------------   -------   ---------  -----------
Allmerica IRA                     Separate Account I          FAFLIC    33-47858  811-6666-01
ExecAnnuity Plus/Allmerica        Separate Account VA-K       FAFLIC    33-71052     811-8114
 Advantage
Allmerica Select Resource         Allmerica Select            FAFLIC    33-71058    811-08116
                                   Separate Account
Allmerica Select Reward (Bonus)   Allmerica Select            FAFLIC   333-54070    811-08116
                                   Separate Account

Delaware Medallion I/II and III   Separate Account VA-K       FAFLIC    33-71054     811-8114
Delaware Golden Medallion         Separate Account VA-K       FAFLIC   333-54218     811-8114
DirectedAdvisorySolutions         Separate Account VA-K       FAFLIC   333-90545     811-8114
Allmerica Value Generation        Separate Account VA-K       FAFLIC   333-87105     811-8114
IVA/Agency IVA                    Separate Account VA-K       FAFLIC   333-81859     811-8114
 (Allmerica Immediate Advantage)
Agency C-Shares                   Separate Account VA-K       FAFLIC   333-38276     811-8114
Allmerica Select Charter          Allmerica Select            FAFLIC   333-63087    811-08116
                                   Separate Account
Fulcrum                           Fulcrum Separate Account    FAFLIC   333-16929     811-7947

                             SCHEDULE 2

                             SCHEDULE 2A
                             -----------

SEPARATE ACCOUNTS OF THE COMPANY EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY AS PROVIDED FOR BY SECTION 3(c)(11) OF THE 1940 ACT

The following separate accounts of the Company are subject to the Agreement:



                       DATE AUTHORIZED BY
NAME OF ACCOUNT        BOARD OF DIRECTORS     GROUP OR     TYPE OF PRODUCT
                         OF THE COMPANY      INDIVIDUAL  SUPPORTED BY ACCOUNT
-------------------   --------------------   ----------  --------------------
Separate Investment      August 20, 1991        Group        Tax-Qualified
 Account Y                                                  Pension Products

Separate Investment      August 20, 1991        Group        Tax-Qualified
 Account P                                                  Pension Products

Separate Investment      August 20, 1991        Group        Tax-Qualified
 Account J                                                  Pension Products





                             SCHEDULE 2B

   VARIABLE ANNUITY CONTRACTS AND VARIABLE LIFE INSURANCE CONTRACTS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 IN RELIANCE UPON SECTION 3(a)(2)
                                OF THE ACT

The following Contracts are subject to the Agreement:

                                                                         TYPE OF
                                                                         PRODUCT
                                                           GROUP OR    SUPPORTED BY
NAME OF CONTRACT              AVAILABLE FUNDS             INDIVIDUAL     ACCOUNT
----------------  -------------------------------------   ----------  -------------
RIO/RIFA          GS VIT Capital Growth - Service
                  GS VIT Core Fixed Income - Service
                  GS VIT Growth Opportunities - Service               Tax-Qualified
                  GS VIT Mid Cap Value - Service             Group      Pension
                  GS VIT Strategic International Equity -               Products
                   Service

                                  SCHEDULE 3

                                 SCHEDULE 3A
                                 -----------

SEPARATE ACCOUNTS OF THE COMPANY EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY AS PROVIDED FOR BY SECTION 3(c)(1) OR 3(c)(7) OF THE 1940 ACT

The following separate accounts of the Company are subject to the Agreement:


                 Date Established by
                 Board of Directors                           Type of Product
Name of Account    of the Company      Group or Individual  Supported by Account
---------------  -------------------   -------------------  --------------------
NONE


                                 SCHEDULE 3B
                                 -----------

VARIABLE ANNUITY CONTRACTS AND VARIABLE LIFE INSURANCE CONTRACTS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 IN RELIANCE UPON SECTION 4(2) OF THE ACT AND REGULATION D THEREUNDER

The following Contracts are subject to the Agreement:

                                                         Type of Product
                                                          Supported by
Name of Contract  Available Funds   Group or Individual     Account
----------------  ---------------   -------------------  ---------------
NONE




                                  SCHEDULE 4
                      STATE INSURANCE LAW RESTRICTIONS

                                    NONE

FUND/SERV AND NETWORKING SUPPLEMENT TO PARTICIPATION AGREEMENTS

This Fund/SERV and Networking Supplement (the "Supplement") is made and entered into this 12th day of August, 2008, by and between Goldman Sachs Variable Insurance Trust ("Fund"), Goldman, Sachs & Co. ("Fund Agent"), and Commonwealth Annuity and Life Insurance Company ("Insurance Company"), on its own behalf and on behalf of each separate account of the Insurance Company (each an "Account") identified in the Participation Agreement (as defined below).

WHEREAS, Insurance Company, the Fund, and Fund Agent have entered into an Amended and Restated Participation Agreement dated as of August 1, 2007 ("Participation Agreement"), which provides that the Fund will make available shares of certain Portfolios ("Fund Shares") for purchase, exchange and redemption by the Insurance Company, on behalf of the Accounts, in order to fund variable annuity contracts and variable life insurance policies contracts ("Contracts") purchased by its customers ("Contract Holders"); and

WHEREAS, Insurance Company and Fund Agent are members in good standing of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Fund/SERV system, which permits the transmission of trade and registration data between Insurance Company and the Fund;

WHEREAS, the parties wish to supplement the Participation Agreement as necessary to permit the transmission of purchase, exchange and redemption orders of Fund Shares using the NSCC Fund/SERV system; and

WHEREAS, it is intended that the parties will participate with each other in NSCC's Networking system ("Networking") to enable the transmission of shareholder data between Fund Agent and Insurance Company with respect to the Fund, pursuant to certain matrix levels as described in the Standard NETWORKING Agreement on file with the NSCC and incorporated herein by reference:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Fund, Fund Agent and Insurance Company hereby agree to supplement the Participation Agreement as follows:

1.    TRANSACTIONS SUBJECT TO FUND/SERV AND NETWORKING.

(a) On each business day that the New York Stock Exchange is open for business on which the Fund determines the per share net asset values of the Fund Shares ("Business Day"), Fund Agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from Insurance Company electronically through Fund/SERV ("Instructions"), without supporting documentation.

(b) Each party hereby agrees to participate in NETWORKING with the other party pursuant to a mutually agreeable matrix or trust level established by the NSCC, in accordance with the terms and conditions of the Standard NETWORKING Agreement, as amended by this

Supplement. In the event of any conflict between the terms of the Standard NETWORKING Agreement and the terms of this Supplement, the terms of this Supplement shall govern.

(c) Fund Agent acknowledges that Insurance Company may engage one or more agents to fulfill some or all of Insurance Company's responsibilities hereunder and that said agent(s) shall be authorized to act on Insurance Company's behalf and shall be entitled to collect, receive and transmit information directly to and from Fund Agent on Insurance Company's behalf. As between the Fund Agent and Insurance Company, Insurance Company represents and warrants that such agents have appropriate agreements in place with Insurance Company and if required, with the NSCC, to assume such delegated responsibilities.

2.    OPERATING PROCEDURES.
The Operating Procedures governing the responsibilities of the Fund and the Insurance Company under the Participation Agreement and this Supplement with respect to the purchase and redemption of Fund Shares and share price communications are hereby incorporated into the Participation Agreement, as Schedule A thereto. In the event that the NSCC's Fund/SERV system is not available, the parties agree that orders will be processed in accordance with the Manual Procedures set forth in Schedule A.

3.    AS OF TRANSACTIONS.
Processing errors which result from any delay or error caused by Insurance Company may be adjusted through Fund/SERV by Insurance Company by the necessary corrective transactions on an as-of basis ("As Of Trade"); provided, however, that prior authorization must be obtained from Fund Agent if the corrective transaction is backdated more than five days or to a previous calendar year. Insurance Company shall promptly pay each Fund for any loss incurred by the Fund as a result of the As of Trade that results from a delay or error caused by the Insurance Company. Fund Agent shall have complete and sole discretion as to whether or not to accept an As Of Trade. If an As Of Trade is allowed by Fund Agent to be processed as of a particular Trade Date, Insurance Company warrants that the trade relates only to Instructions received by Insurance Company by the Close of Trading on Trade Date. Fund Agent reserves the right to process any As Of Trade outside of Fund/SERV.

4.    TRADE CONFIRMATION.
Any information provided by Fund Agent to Insurance Company electronically through Fund/SERV and pursuant to this Supplement, shall satisfy the confirmation delivery obligations as outlined by Rule 10b-10 of the
Securities Exchange Act of 1934.   Insurance Company hereby provides its
informed consent to suppress the delivery of this information using paper-media. Insurance Company will promptly verify accuracy of confirmations of transactions and records received by Fund Agent through Fund/SERV.

5.    OVERPAYMENTS

(a) OVERPAYMENTS TO INSURANCE COMPANY. In the event of overpayment to Insurance Company upon a redemption, where such overpayment is caused by Fund Agent's error, Insurance Company agrees to use commercially reasonable efforts to collect such overpayment from the Contract Holder. If, after such efforts, Insurance Company is not able to recover all of such overpayment, Insurance Company will cooperate with the attempts of Fund Agent or the relevant Fund to recover any portion of the overpayment, including providing Fund Agent or a Fund with information reasonably available to Insurance Company as to the identity of the Contract Holder(s) from whom such remainder has not been recovered. If the overpayment proceeds are still in the custody of Insurance Company or the Contract Holder's account with Insurance Company, or if the overpayment is caused by Insurance Company's error, Insurance Company shall promptly repay such overpayment to Fund Agent after Insurance Company receives notice of such overpayment.

(b) OVERPAYMENTS TO FUND AGENT. In the event any overpayment is made to Fund Agent by Insurance Company, Fund Agent shall promptly repay such overpayment to Insurance Company after Fund Agent receives notice of such overpayment.

6.    NETWORKING
This section 6 shall apply only between parties using the NSCC's NETWORKING service (Networking) with each other from time to time:

(a) Each party represents to the other that it or its agent has executed and filed with the NSCC, and has not terminated, the standard NETWORKING Agreement (the "NETWORKING Agreement") and that it or its agent is eligible to use the NSCC's NETWORKING service. Each party agrees to participate in NETWORKING with the other under the terms of the NETWORKING Agreement and in accordance with the rules, standards and procedures of the NSCC as in effect from time-to-time.

(b) The terms of the NETWORKING Agreement, as supplement by this Section 6, shall be incorporated by reference herein. The term "Fund Agent" has the meaning assigned thereto in the NETWORKING Agreement; the term "Firm" as used therein shall be deemed to refer to the Insurance Company or its agent. The provisions of Article III of the NETWORKING Agreement as incorporated by reference herein shall survive termination of this Agreement with respect to acts or omissions occurring prior to such termination and actions, claims, suits, complaints, proceedings or investigations resulting from or arising out such acts or omissions.

(c) Insurance Company shall be responsible for obtaining and maintaining all documentation and information (together, "Information"), and any changes to such Information, necessary to ensure that all Networking accounts are established and maintained in compliance with applicable laws and regulations, including, without limitation, tax laws and regulations. Insurance Company represents and warrants that (i) all such Information is, and shall remain, true and correct; (ii) each taxpayer identification number or certificate of foreign status provided by Insurance Company to the Funds or Fund Agent has been certified, under penalties of perjury, by the Shareholder on the appropriate Internal Revenue Service form or a legally acceptable substitute; and (iii) Insurance Company shall hold available for provision to, or inspection by, regulatory authority, all Information required by law or regulation to be so held.

(d) Insurance Company shall provide cross-reference data between its internal customer account numbers and the Fund shareholder account numbers. Insurance Company shall be responsible for the accuracy of the cross-reference file as established, for providing updated information, and for the accuracy of any information or instructions given to Fund Agent regarding the cross-reference file. Fund Agent shall be responsible for maintaining the cross-reference file, once established, for processing such information as provided and for executing such instructions. Fund Agent shall not be responsible for any changes to the cross-reference file until a reasonable period of time after Fund Agent's receipt thereof.

7.    REPRESENTATIONS AND WARRANTIES

(a) Fund Agent and Insurance Company each represents, warrants, and covenants to the other that:

       (i) it shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Supplement and as otherwise established by the NSCC in a competent manner and in compliance with
       (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV and NETWORKING; and (b) the then current prospectuses and statements of additional information of the Fund;

       (ii) it shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Supplement;

       (iii) all trades, confirmations and other information provided by one party to the other party through the NSCC and pursuant to this Supplement shall be accurate, complete and, in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and NETWORKING and to limit the access to, and the inputting of data into, Fund/SERV and NETWORKING to persons specifically authorized by such party; and

       (iv) it has duly executed and delivered the NETWORKING Agreement, and has filed such Agreement with the NSCC.

(b) To the extent Insurance Company has engaged one or more third parties (including affiliates of Insurance Company) to act as subcontractor(s) or agent(s) ("Agents") to perform services that Insurance Company is responsible for performing under this Supplement, Insurance Company has determined that each such Agent is capable of performing such services and shall take measures as may be necessary to ensure that such Agents perform such services in accordance with the terms of this Supplement and applicable law. Insurance Company shall be responsible for, and assume all liability for (including any obligation for indemnification) the actions and inactions of such Agents as if such services had been provided by Insurance Company.

8.    TERMINATION; AMENDMENT.

This Supplement shall continue in effect until terminated, but shall terminate automatically if the Participation Agreement is terminated. Fund Agent or Insurance Company may terminate this Supplement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. This Supplement may be amended at any time by mutual written agreement of both parties.

9.    CONFLICTING AGREEMENTS.
Except for the Participation Agreement and the Standard Networking Agreement, this Supplement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, among the parties. In the event there is any conflict between this Supplement and the Standard Networking Agreement, the terms and conditions of this Supplement shall control. In the event there is any conflict between this Supplement and the applicable Participation Agreement, the terms and conditions of the Participation Agreement shall control.

10.   ASSIGNMENT.
Neither Fund Agent nor Insurance Company may assign this Supplement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Supplement. Fund Agent acknowledges that Insurance Company may engage one or more agents to fulfill some or all of Insurance Company's responsibilities hereunder, which shall not constitute an assignment for the purposes of this Supplement.

11.   SEVERABILITY.
If any provision of this Supplement is held to be invalid, the remaining provisions of the Supplement shall continue to be valid and enforceable.

12.   NOTICE.
Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other parties at the address set forth below (or such other address as the parties may specify by written notice). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Fund:
                  Peter Bonanno
                  Secretary
                  Goldman Sachs Variable Insurance Trust
                  One New York Plaza, 37th Floor
                  New York, NY 10004



Fund Agent:
                  Jesse Cole
                  Managing Director
                  Goldman, Sachs & Co.
                  71 S. Wacker - Suite 500
                  Chicago, IL 60606



Insurance Company:
                  Michael A. Reardon
                  President and CEO
                  Commonwealth Annuity and Life Insurance Company
                  132 Turnpike Road, Suite 210
                  Southborough, MA 01772


13.   WAIVER.
The failure of a party to insist upon strict adherence to any provision of this Supplement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Supplement.

IN WITNESS WHEREOF, the undersigned have caused this Supplement to be executed as of the date first above written.

                  GOLDMAN SACHS VARIABLE INSURANCE TRUST
                  By: /s/ Peter V. Bonanno
                  ----------------------
                  Name: Peter V. Bonanno
                  Title: Secretary


                  GOLDMAN, SACHS & CO
                  By: /s/ Jesse Cole
                  ----------------------
                  Name: Jesse Cole
                  Title: Managing Director


                  COMMONWEALTH ANNUITY AND LlFE
                  INSURANCE COMPANY
                  By: /s/ Michael A. Reardon
                  ----------------------
                  Name: Michael A. Reardon
                  Title: President and CEO

                                   SCHEDULE A

                              OPERATING PROCEDURES

Unless otherwise defined below, all capitalized terms have the meanings specified in the Amendment and the Participation Agreement, each of which this Exhibit is a part.

               I.     FUND/SERV AND NETWORKING PROCEDURES

A. TRANSMITTAL OF PORTFOLIO INFORMATION. With respect to each Portfolio, the Fund will provide the Insurance Company or its agent, via the NSCC's Mutual Fund Profile System, with (i) the net asset value per share of the Portfolio (the "Share Price") on each Business Day, determined as of the time specified in the Portfolio's prospectus ("Close of Trading"); (ii) dividend and capital gains distribution information on ex-date; and (iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily accrual interest rate factor. The Fund will use its best efforts to communicate such information to the Insurance Company or its designee via the NSCC's Mutual Fund Profile System by 7:00 p.m. Eastern Time each Business Day; provided, however, that the Fund reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time. Fund Agent shall notify Insurance Company in the event that the Share Price information will be delayed and shall make available to Insurance Company, a contact person that is able to answer questions and provide information about the reason for the delay and when the information is expected to be provided.

B. TRANSMITTAL OF ORDERS. The Insurance Company agrees that, unless otherwise agreed to in writing with the Fund, orders for the purchase, exchange or redemption of Fund shares ("Instructions") received by the Insurance Company prior to the Close of Trading on any Business Day ("Day 1") will be transmitted to the Fund's transfer agent via Fund/SERV and accepted by Fund/SERV prior to 6:00 a.m. Eastern Time on the following Business Day ("Day 2") (such orders are referred to as "Day 1 Trades"). Each transmission by the Insurance Company or its designee of a purchase, exchange or redemption order relating to a Business Day ("Order") will constitute a representation by the Insurance Company that such Order was based on Instructions that the Insurance Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase, exchange and redemption Instructions so received by the Insurance Company.

In the event that Orders for any Business Day are not transmitted to the Fund via Fund/SERV and accepted by Fund/SERV prior to 6:00 a.m. Eastern Time on Day 2, the Insurance Company or its designee shall transmit such Orders to the Fund in accordance with the Manual Procedures below. If such Orders are not transmitted to the Fund in accordance with the Manual Procedures, the Fund reserves the right, in its sole discretion, to reject, reverse or reprice the Orders (notwithstanding that the Insurance Company may have received Fund/Serv confirmation of the Orders) and the Insurance Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such Orders.

All Orders transmitted to the Fund via Fund/SERV will be communicated in accordance with Fund/SERV rules, guidelines and procedures. The Insurance Company acknowledges that certain cash flows may be known on or before a trade date, and the Insurance Company agrees to use its reasonable efforts to notify the Fund of such cash flows before such trade date.

C. FUND/SERV CONFIRMATION. The Fund, acting through the Fund's transfer agent, has established one or more master accounts on its mutual fund shareholder account recordkeeping system (each, a "T/A Account") reflecting the aggregate ownership of shares of each Portfolio of the Fund and all transactions involving such shares by the Insurance Company on behalf of the Accounts. The Fund's transfer agent will transmit a confirmation via Fund/SERV that will set forth the number of Portfolio shares purchased, exchanged and redeemed, the beginning and ending share balances, and the net asset value per share.

D. PRICING OF ORDERS. Day 1 Trades communicated to the Fund as provided under Section C of these Fund/SERV Procedures will be effected at the Share Price for the applicable Portfolio on Day 1.

E. SETTLEMENT. Day 1 Trades confirmed by the Fund via Fund/SERV will settle in U.S. dollars in accordance with the Fund's profile within Fund/SERV applicable to the Insurance Company.

F. DIVIDENDS AND OTHER DISTRIBUTIONS. The Fund or its transfer agent will furnish the Insurance Company or its designee notice of any dividends or other distributions payable on the shares of each Portfolio via Networking. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the T/A Account(s) and the Fund or its transfer agent will notify the Insurance Company or its agent, via Networking, as to the number of shares so issued.

G. ACTIVITY REPORTING AND VERIFICATION. The Fund or its transfer agent will transmit or make available to the Insurance Company, via Networking (including DST Vision, Advisor Central, websites, or other electronic means), a report containing any transactions or other activity occurring in a T/A Account on a Business Day, including any Fund/SERV transactions, and the share balance for each T/A Account in accordance with Fund/SERV's Networking guidelines. The Insurance Company will promptly review and verify this information and immediately advise the Fund or its transfer agent in writing of any discrepancies between the Insurance Company's records and the balance in the T/A Account(s).

If the Insurance Company chooses not to utilize Networking, the Fund or its transfer agent will deliver to the Insurance Company a physical statement for the preceding calendar month reflecting the shares of each Portfolio held by the T/A Account(s) as of the end of such preceding month and all purchases, exchanges and redemptions by the Insurance Company of shares of a Portfolio during such preceding month. The Insurance Company will, immediately on receipt of any physical statement concerning an Account, verify the information contained therein against the information contained on the Insurance Company's record-keeping system and immediately advise the Fund in writing of any discrepancies between such information.

The Fund and the Insurance Company will cooperate to resolve any such discrepancies as soon as reasonably practicable.

H. PROCESSING ADJUSTMENTS. In the event of any error or delay with respect to these Fund/SERV and Networking Procedures that is caused by the Fund or its transfer agent, the Fund will make any adjustments on its (or its transfer agent's) accounting system necessary to correct such error or delay. The Insurance Company will make the corresponding adjustments on its record-keeping system. The Insurance Company and the Fund will each provide the other with prompt notice of any errors or delays of the type referred to in these Fund/SERV and Networking Procedures.

I. FUND/SERV UNAVAILABILITY. If the Fund/SERV and Networking systems are unavailable for any reason, or if it is otherwise impracticable to operate in accordance with these Fund/SERV and Networking Procedures, transactions shall be processed in accordance with the Manual Procedures outlined below.

               II.    MANUAL PROCEDURES

A. TRANSMITTAL OF PORTFOLIO INFORMATION. With respect to each Portfolio, the Fund or its transfer agent will provide the Insurance Company with (i) the Share Price determined as of the Close of Trading on each Business Day;
(ii) dividend and capital gains distribution information on ex-date,; and
(iii) in the case of fixed income and money market Portfolios which declare dividends daily, the daily acrual interest rate factor. The Fund will use its best efforts to communicate, or have its transfer agent communicate, such information to the Insurance Company or its designee via facsimile or other method agreed upon by the parties by 7:00 p.m. Eastern Time each Business Day; however, the Fund reserves the right to communicate the Share Price at a time later than 7:00 p.m. Eastern Time. Fund Agent shall notify Insurance Company in the event that the Share Price information will be delayed and shall make available to Insurance Company, a contact person that is able to answer questions and provide information about the reason for the delay and when the information is expected to be provided.

B. TRANSMITTAL OF ORDERS. The Insurance Company agrees that, unless otherwise agreed to in writing with the Fund, Instructions received by the Insurance Company prior to the Close of Trading on any Business Day ("Day 1") will be transmitted to the Fund by facsimile no later than 9:00 a.m. Eastern Time on the following Business Day ("Day 2") (such Orders are referred to as "Day 1 Trades"). Each transmission by the Insurance Company or its designee of a purchase, exchange or redemption order relating to a Business Day ("Order") will constitute a representation by the Insurance Company that such Order was based on Instructions that the Insurance Company received and accepted as being in good order prior to the Close of Trading on that Business Day, and that the Order included all purchase, exchange and redemption Instructions so received by the Insurance Company.

All Orders transmitted to the Fund will be communicated in U.S. dollars and will indicate the date of the transaction. On Business Days where there are no Orders, or where the net dollar amount for purchases and redemptions for an Account equals zero, the communication will so indicate. The Insurance Company acknowledges that certain cash flows may be known on or before a trade date, and the Insurance Company agrees to use its reasonable efforts to notify the Fund of such cash flows before such trade date.

C. CONFIRMATION. All Orders transmitted in accordance with Section B of these Manual Procedures are subject to acceptance by the Fund and shall become effective only upon confirmation by the Fund, which confirmation shall be sent to the Insurance Company or its designee via mail.

D. PRICING OF ORDERS. Day 1 Trades communicated to the Fund by 9:00 a.m. Eastern Time on Day 2 will be effected at the Share Price for the applicable Portfolio on Day 1.

E.   SETTLEMENT.

     1. PURCHASE ORDERS. In the case of Day 1 Trades that constitute a net purchase (including exchanges) Order, the Insurance Company or its designee will arrange for a federal funds wire transfer of the net purchase amount to a custodial account designated by the Fund by 3:00 p.m. Eastern Time on Day 2.

     2. REDEMPTION ORDERS. In the case of Day 1 Trades that constitute a net redemption (including exchanges) Order, the Fund or its transfer agent will arrange for a federal funds wire transfer of the net redemption amount to a bank account designated by the Insurance Company on Day 2, in no instance later than the time provided for in the applicable Portfolio's Prospectus.

     3. GENERALLY. Settlements will be in U.S. dollars. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open. Transactions that are the subject of such Orders will be processed at the Share Price for the applicable Portfolio on the Business Day to which the Orders originally relate.

F. DIVIDENDS AND OTHER DISTRIBUTIONS. The Fund or its transfer agent will furnish the Insurance Company or its designee written notice of any dividends or other distributions payable on the shares of each Portfolio, via facsimile or other method agreed upon by the parties. Dividends and distributions with respect to a Portfolio will be automatically reinvested in additional shares of the Portfolio held by the T/A Account(s) and the Fund or its transfer agent will notify the Insurance Company or its designee as to the number of shares so issued.

G. ACTIVITY REPORTING AND VERIFICATION. The Fund or its transfer agent will deliver to the Insurance Company or its designee in writing, via facsimile or other method agreed upon by the parties (e.g., DST Vision, Advisor Central, websites, or other electronic means) a statement for the preceding calendar month reflecting the shares of each Portfolio held by the T/A Account(s) as of the end of such preceding month and all purchases, exchanges and redemptions by the Insurance Company of shares of a Portfolio during such preceding month. The Insurance Company will, immediately upon receipt of any statement concerning a T/A Account, verify the information contained therein against the information contained on the Insurance Company's record-keeping system and immediately advise the Fund or its transfer agent, in writing, of any discrepancies between such information. The Fund and the Insurance Company will cooperate to resolve any such discrepancies as soon as reasonably practicable.

H. PROCESSING ADJUSTMENTS. In the event of any error or delay with respect to these Manual Procedures that is caused by the Fund or its transfer agent, the Fund will make any adjustments on its (or its transfer agent's) record-keeping system necessary to correct such error or delay. The Insurance Company will make the corresponding adjustments on its recordkeeping system. The Insurance Company and the Fund will each provide the other with prompt notice of any errors or delays of the type referred to in these Manual Procedures.

                      AMENDMENT TO PARTICIPATION AGREEMENT

     This AMENDMENT is made and entered into this __ day of _________ 2011 by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the "Trust"), GOLDMAN, SACHS & CO., a New York limited partnership (the "Distributor"), and __________________, a ______________ life insurance company (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below).

     WHEREAS, the Company, pursuant to a Participation Agreement (as defined below), purchases shares of certain Funds of the Trust on behalf of its separate Accounts to fund certain variable life insurance and/or variable annuity contracts issued by the Company ("Contracts"); and

     WHEREAS, the Distributor, the Trust, and the Company seek to enter into this Amendment to make changes to the Participation Agreement in order to update certain sections of the Participation Agreement and to permit the Parties to deliver the Trust's Summary Prospectuses (as defined below) pursuant to the requirements of Rule 498 ("Rule 498") under the Securities Act of 1933, as amended (the "1933 Act").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Distributor, the Trust, and the Company hereby agree as follows:

                                    ARTICLE I
                             ADDITIONAL DEFINITIONS

     Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Participation Agreement. For purposes of this Amendment:

     1.1 "Applicable Law" -- the "federal securities laws" as defined in Rule 38a-1(e)(1) under the Investment Company Act of 1940 (the "1940 Act"), any rules promulgated under the federal securities laws, FINRA regulations and any Applicable SEC Guidance (as defined below). The term "Applicable Law" also includes any state laws, rules and regulations that may apply to this Amendment.

     1.2 "Applicable SEC Guidance" - Any applicable: (a) SEC release, opinion, or order, as well as any published no-action position, written interpretative guidance by the SEC staff; and (b) FINRA interpretive memoranda or notices to members, as well as any written interpretive guidance from the FINRA staff. "Applicable SEC Guidance" does not include oral statements, speeches or informal guidance by the SEC or its staff.

     1.3 "FINRA" -- The Financial Industry Regulatory Authority, Inc. All references to the NASD in the Participation Agreement are replaced with references to FINRA.

     1.4 "Fund Documents" -- those documents prepared by the Fund that, pursuant to Rule 498(e)(1), must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus.

     1.5 "Fund Documents Web Site" -- the Web site maintained by the Trust or its agent where Contract Owners and prospective Contract Owners may access the Fund Documents in compliance with Rule 498.

     1.6 "Participation Agreement" -- the agreement entered into by and among the Trust, Distributor, and Company on ____________ and any amendments thereto.

     1.7 "Prospectus" -- with respect to shares of a Series (or Class) of the Trust or a class of Schedule 1 Contracts, each version of the Statutory Prospectus or Summary Prospectus, or supplement thereto filed with the SEC pursuant to Rule 497 under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, such reference thereto shall be deemed to be to the version for the applicable Series, Class or Contracts last so filed prior to the taking of such action. For purposes of Article IX, the term "Prospectus" shall include any statement of additional information incorporated therein.

     1.8 "Statutory Prospectus" -- a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

     1.9 "Summary Prospectus" -- a prospectus described in paragraph (b) of Rule 498.

     1.10 "Trust" -- as used in this Amendment includes any affiliated and unaffiliated parties that perform services on behalf of the Trust that are required by this Amendment.

                                   ARTICLE II
                              SALE OF TRUST SHARES

     2.1 Confirmations required by Section 2.3(a) of the Participation Agreement may be sent by electronic mail.

     2.2 Section 2.3(d) of the Participation Agreement is replaced with the following language: Any purchase or redemption request for Trust shares held or to be held in the Company's general account, shall be effected at the net asset value per share next determined after the Trust's actual receipt of such request, provided that payment for Trust shares purchased is received by the Trust in federal funds prior to the Trust's close of business, as defined from time to time in the Prospectus for such Series or Class.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 COMPANY. In addition to the representations and warranties set forth in
Section 3.1 of the Participation Agreement, the Company represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance thereunder in connection with the delivery of the Summary Prospectuses for the Funds; and (b) it maintains reasonable policies and procedures to ensure that it can appropriately meet its obligations under this Amendment.

     3.2 TRUST. In addition to the representations and warranties set forth in
Section 3.2 of the Participation Agreement, the Trust represents and warrants that: (a) it complies with the requirements of Rule 498 and Applicable SEC Guidance regarding the Rule in connection with the offer and sale of Fund Shares as specified in this Amendment, (b) it maintains policies and procedures reasonably designed to ensure that the Fund Documents are available on the Fund Documents Web Site and in the manner required by Rule 498(e)(1), (e)(2),and
(e)(3) and Applicable SEC Guidance related thereto, and (c) as provided by Rule 498(e)(4)(ii), it shall take prompt action to ensure that the Fund Documents become available in the manner required by Rule 498(e)(1), (e)(2),and (e)(3) and Applicable SEC Guidance as soon as practicable following the earlier of the time at which it knows or reasonably should have known that the Fund Documents are not available in the required manner.

     3.3 DISTRIBUTOR. Section 3.3 of the Participation Agreement is replaced with the following: The Distributor represents and warrants that: (i) the Distributor is a limited partnership duly organized and in good standing under New York law; (ii) the Distributor is registered as a broker-dealer under federal and applicable state securities laws and is a member in good standing of FINRA; (iii) the Distributor is registered as an investment adviser under federal securities laws; and (iv) it complies with the requirements of Rule 498 and Applicable SEC Guidance in connection with the offer and sale of Fund Shares as specified in this Amendment.

     3.4 Section 3.5 of the Participation Agreement is deleted.

                                   ARTICLE IV
                             REGULATORY REQUIREMENTS

     4.1 DELIVERY OF THE PROSPECTUSES BY THE COMPANY. The following Sections 4.2A through 4.2H are hereby added to the Participation Agreement:

     4.2A DELIVERY OF THE PROSPECTUSES BY THE COMPANY. The Company shall deliver (or arrange for delivery of) an appropriate Prospectus to each prospective Contract Owner describing in all material respects the terms and features of the Contract being offered. Except as provided below, the Company shall also deliver (or arrange for delivery of) a Summary Prospectus for each Fund that a prospective Contract Owner identifies on his or her application as an intended investment option under a Contract or to which a Contract Owner currently allocates premium payments or transfers Contract value. In addition, the Company reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times required by applicable provisions of the 1933 Act and 1940 Act, the rules or regulations thereunder, and any Applicable SEC Guidance.

     4.2B SPECIFIC REQUIREMENTS FOR SUMMARY PROSPECTUSES. The Company may bind together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary

Prospectuses and Statutory Prospectuses for shares of other investment companies available as investment options under the Contract and the Prospectus(es) describing the Contract(s) provided that such binding is done in compliance with Rule 498(c)(2) and any Applicable SEC Guidance. The Company shall deliver all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any Applicable SEC Guidance.

     4.2C WEB SITE POSTING. The Trust shall maintain the Fund Documents Web Site. The Company shall be permitted, but not required to post a copy of the Trust's Statutory Prospectuses and/or Summary Prospectuses on the Company's Web site. The Trust agrees to use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses.

     4.2D RESPONSE TO REQUESTS FOR ADDITIONAL FUND DOCUMENTS. Within three (3) Business Days of receiving a request for a paper copy of a Fund Document, the Trust shall promptly send the same to the person requesting it free of charge. Within three (3) Business Days of receiving a request for an electronic copy of a Fund Document, the Trust shall send, by e-mail to the requestor, either a PDF copy of, or an electronic link to, the same free of charge.

     4.2E CESSATION OF USE OF SUMMARY PROSPECTUS. The Trust shall provide the Company with at least sixty (60) days advance written notice of its intent to cease using the Summary Prospectus delivery option so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with Section 4.1 of this Amendment. In order to comply with Rule 498(e)(1), the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days after the termination of any notice period.

     4.2F VOTING OF TRUST SHARES. In addition to the requirements set forth in
Section 4.3 of the Participation Agreement, the Company shall vote Trust shares held in its general account in the same proportion as it votes the applicable Series or Class of Trust shares held by the Accounts for which it has received timely instructions.

     4.2G INTERPRETATION OF LAW. The Trust, the Distributor and their affiliates are not responsible or liable for acts or omissions by the Company or the Company's affiliates taken (or not taken) in reliance upon any statements or representations made by the Trust, the Distributor or any of their affiliates or their legal advisers to the Company or the Company's affiliates concerning the applicability of any federal or state laws, regulations or other authorities to the activities contemplated by this Agreement.

     The Company and its affiliates are not responsible or liable for acts or omissions by the Trust, the Distributor and their affiliates taken (or not taken) in reliance upon any statements or representations made by the Company or it affiliates or their legal advisers to the Trust, the Distributor and their affiliates concerning the applicability of any federal or state laws, regulations or other authorities to the activities contemplated by this Agreement.

     4.2H COPIES OF FILINGS AND REGULATORY RESPONSES. In connection with Sections 4.6 and 4.7 of the Participation Agreement, the Company shall provide the Trust with prompt notice of a filing by the Company of an application for an order pursuant to Section 26(c) of the 1940 Act involving a Fund and, upon request, shall provide the Trust with a copy of such an application for exemption.

                                    ARTICLE V
               SALE, ADMINISTRATION AND SERVICING OF THE CONTRACTS

     5.1 SALE OF CONTRACTS. The following sentence is added to Section 5.1 of the Participation Agreement: The Company shall deliver the documents listed in this Section 5.1 and any Amendments thereto and as required by Applicable Law, including Applicable SEC Guidance.

     5.2 TRUST ADVERTISING MATERIAL. With respect to any piece of marketing, advertising, sales literature or other promotional material required to be furnished to the Trust or the Distributor pursuant to Section 5.5 of the Participation Agreement, the Company shall furnish to the Trust or the Distributor each such piece of advertising, sales literature or other promotional material at least ten (10) days prior to its use.

                                   ARTICLE VI
                              COMPLIANCE WITH CODE

There are no amendments to this Article.

                                   ARTICLE VII
                                    EXPENSES

     7.1 TRUST EXPENSES. Provision and maintenance of the Fund Documents Web Site shall be added to the list of the Trust's Expenses as set forth in Section
7.2 of the Participation Agreement.

                                  ARTICLE VIII
                               POTENTIAL CONFLICTS

There are no amendments to this Article.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 INDEMNIFICATION BY THE COMPANY. The following items are added to
Section 9.1 of the Participation Agreement:

     (g) arise as a result of any material failure by the Company or persons under its control (or subject to its authorization) to provide services or furnish materials as required under the terms of this Amendment; or

     (h) arise out of any material breach by the Company or persons under its control (or subject to its authorization) of this Amendment.

     9.2 INDEMNIFICATION BY THE TRUST. The following items are added to Section
9.2 of the Participation Agreement:

     (f) arise as a result of any material failure by the Trust to provide services or furnish materials as required under the terms of the Amendment; or

     (g) arise out of any material breach by the Trust or persons under its control (or subject to its authorization) of the Amendment.

     9.3 INDEMNIFICATION BY THE DISTRIBUTOR. The following items are added to
Section 9.3 of the Participation Agreement:

     (f) arise as a result of any material failure by the Distributor to provide services or furnish materials as required under the terms of the Amendment; or

     (g) arise out of any material breach by the Distributor or persons under its control (or subject to its authorization) of the Amendment.

                                    ARTICLE X
                    RELATIONSHIP OF THE PARTIES; TERMINATION

     10.1. RELATIONSHIP OF PARTIES. Section 10.1 of the Participation Agreement is replaced with the following: The Company is to be an independent contractor vis-a-vis the Trust, the Distributor, or any of their affiliates for all purposes hereunder and will have no authority to act for or represent any of them (except to the limited extent the Company acts as agent of the Trust pursuant to Section 2.3(a) of this Agreement). In addition, no officer or employee of the Company will be deemed to be an employee or agent of the Trust, Distributor, or any of their affiliates. The Company will not act as an "underwriter" or "distributor" of Trust shares, as those terms variously are used in the 1940 Act, the 1933 Act, and rules and regulations thereunder. Likewise, the Company will not be a "transfer agent" of the Trust as that term is used in the 1934 Act and rules thereunder. Consistent with the foregoing, the Company will not be a "transfer agent" or "administrator" to the Trust as those terms are referenced in Rule 38a-1 under the 1940 Act.

     10.2 NON-EXCLUSIVITY AND NON-INTERFERENCE. Notices required to be provided by the Company to the Distributor pursuant to Section 10.2(d) of the Participation Agreement shall be given 90 days (rather than 60 days) in advance of effecting any such substitution.

     10.3 NON-EXCLUSIVITY AND NON-INTERFERENCE. The following is added to
Section 10.2 of the Participation Agreement:

     (f) The Company will use its best efforts to provide the Distributor with immediate notice if it becomes aware of any transactions in Account units that would result in the Company making a redemption request for more than $25 million.

     10.4 TERM AND TERMINATION. This Amendment shall become effective as of the date written above and shall remain in effect unless specifically terminated as provided in this Section 10.3. This Amendment may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This Amendment will terminate automatically upon the termination of the Participation Agreement.

     10.5 CONFIDENTIALITY. Section 10.8 of the Participation Agreement is replaced with the following: All "Confidential Information" (as defined in this section) supplied by one party to another party in connection with the negotiation or carrying out of this Agreement shall remain the property of the party providing such information and shall be kept confidential by the receiving party or parties except: (a) as may be required by law, (b) as authorized in writing by the party providing the information, or (c) in the event that such information is otherwise made public. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Confidential Information means (individually or collectively) proprietary information of the parties to this Agreement, including but not limited to, their inventions, "know-how", trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc. Without limiting the generality of the foregoing, Confidential Information includes: (a) information that the disclosing party designates in writing is confidential or proprietary, (b) any non-public personal information or personally identifiable financial information about any Contract Owner or prospective Contract Owner, and (c) information that a reasonable business-person would assume to be confidential or proprietary.

                                   ARTICLE XI
                 APPLICABILITY TO NEW ACCOUNTS AND NEW CONTRACTS

There are no amendments to this Article.

                                   ARTICLE XII
                           NOTICE, REQUEST OR CONSENT

          The contact information for the Trust and Distributor is replaced with the following:

          If to the Trust:
                  James A. McNamara
                  President
                  Goldman Sachs Variable Insurance Trust
                  200 West Street
                  New York, New York 10282

          If to the Distributor:
                  James A. McNamara
                  Managing Director
                  Goldman, Sachs & Co.
                  200 West Street
                  New York, New York 10282


                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1 RULES OF CONSTRUCTION. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

                                    GOLDMAN SACHS VARIABLE INSURANCE TRUST
                                            (Trust)

Date:                               By:
      --------------------------       -----------------------------------------
                                            Name:
                                            Title:

                                    GOLDMAN, SACHS & CO.
                                            (Distributor)

Date:                               By:
      --------------------------       -----------------------------------------
                                            Name:
                                            Title:

                                    ____________________ LIFE INSURANCE COMPANY
                                            (Company)

Date:                               By:
      --------------------------       -----------------------------------------
                                            Name:
                                            Title:

                                         9